Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Third Quarter 2023

CHICAGO (BUSINESS WIRE), October 30, 2023 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the third quarter of 2023:
Year-to-Date Results:
•Revenue of $6.9 billion and service line fee revenue of $4.7 billion for the nine months ended September 30, 2023 decreased 7% and 12%, respectively, from the nine months ended September 30, 2022.
◦Property, facilities and project management grew 3%, primarily driven by the Americas and APAC.
◦Leasing, Capital markets and Valuation and other declined 19%, 44% and 15%, respectively.
•Net loss and diluted loss per share for the nine months ended September 30, 2023 were $105.2 million and $0.46, respectively.
◦Adjusted EBITDA of $357.0 million was down 47% from the nine months ended September 30, 2022.
◦Adjusted diluted earnings per share of $0.39 was down from $1.54 in the nine months ended September 30, 2022.
•We achieved $98.2 million of gross cost savings during the nine months ended September 30, 2023 and expect to modestly exceed our full year gross cost savings target of $130.0 million.
•Liquidity as of September 30, 2023 was $1.7 billion, consisting of availability on the Company's undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Third Quarter Results:
•Revenue of $2.3 billion and service line fee revenue of $1.6 billion for the third quarter of 2023 decreased 9% and 11%, respectively, from the third quarter of 2022.
◦Property, facilities and project management remained flat compared to the prior period.
◦Leasing, Capital markets and Valuation and other declined 16%, 33% and 17%, respectively.
•Net loss and diluted loss per share for the third quarter of 2023 were $33.9 million and $0.15, respectively.
◦Adjusted EBITDA of $150.0 million was down 26% from the third quarter of 2022.
◦Adjusted diluted earnings per share of $0.21 was down from $0.43 in the third quarter of 2022.

“In the third quarter we continued to execute on our strategy by refinancing more than $1 billion in debt, improving our free cash flow and accelerating our cost efficiency efforts, resulting in sequential EBITDA and margin improvement despite the challenging operating backdrop,” said Michelle MacKay, Cushman & Wakefield Chief Executive Officer. “In this complex and evolving built world our teams are providing compelling solutions and outstanding execution to our clients. Looking ahead, we’re focused on creating additional flexibility and optionality in our business. Our differentiated, client-centric approach, combined with our proprietary data and insights and dedicated team, will allow C&W to better anticipate market trends as the market recovers, and capture first-mover advantage where and when it really matters.”

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Michael Boonshoft
Investor Relations	Corporate Communications
+1 312 338 7860	‘+1 212 841 7505
IR@cushwake.com	michael.boonshoft@cushwake.com

October 30, 2023

Consolidated Results (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	% Change in USD	% Change in Local Currency(5)	2023	2022	% Change in USD	% Change in Local Currency(5)
Revenue:
Property, facilities and project management	$878.8	$878.5	0%	(1)%	$2,664.7	$2,588.0	3%	3%
Leasing	435.7	518.4	(16)%	(16)%	1,240.0	1,526.0	(19)%	(18)%
Capital markets	176.3	263.2	(33)%	(33)%	511.0	919.5	(44)%	(44)%
Valuation and other	97.3	116.8	(17)%	(18)%	309.3	364.6	(15)%	(14)%
Total service line fee revenue(1)	1,588.1	1,776.9	(11)%	(11)%	4,725.0	5,398.1	(12)%	(12)%
Gross contract reimbursables(2)	697.9	738.2	(5)%	(5)%	2,216.3	2,060.6	8%	8%
Total revenue	$2,286.0	$2,515.1	(9)%	(9)%	$6,941.3	$7,458.7	(7)%	(7)%

Costs and expenses:
Cost of services provided to clients	$1,184.2	$1,314.7	(10)%	(10)%	$3,551.5	$3,930.3	(10)%	(9)%
Cost of gross contract reimbursables	697.9	738.2	(5)%	(5)%	2,216.3	2,060.6	8%	8%
Total costs of services	1,882.1	2,052.9	(8)%	(9)%	5,767.8	5,990.9	(4)%	(3)%
Operating, administrative and other	300.9	315.6	(5)%	(5)%	945.7	926.5	2%	2%
Depreciation and amortization	36.2	33.9	7%	6%	108.8	114.2	(5)%	(4)%
Restructuring, impairment and related charges	9.2	0.6	n.m.	n.m.	23.4	3.1	n.m.	n.m.
Total costs and expenses	2,228.4	2,403.0	(7)%	(8)%	6,845.7	7,034.7	(3)%	(2)%
Operating income	57.6	112.1	(49)%	(50)%	95.6	424.0	(77)%	(78)%
Interest expense, net of interest income	(89.5)	(50.4)	78%	75%	(224.2)	(139.7)	60%	60%
Earnings from equity method investments	16.6	20.0	(17)%	(16)%	41.3	54.4	(24)%	(23)%
Other expense, net	(2.0)	(31.6)	(94)%	(94)%	(12.8)	(89.5)	(86)%	(86)%
(Loss) earnings before income taxes	(17.3)	50.1	n.m.	n.m.	(100.1)	249.2	n.m.	n.m.
Provision for income taxes	16.6	26.2	(37)%	(37)%	5.1	82.6	(94)%	(94)%
Net (loss) income	$(33.9)	$23.9	n.m.	n.m.	$(105.2)	$166.6	n.m.	n.m.
Net (loss) income margin	(1.5)%	1.0%			(1.5)%	2.2%

Adjusted EBITDA(3)	$150.0	$201.9	(26)%	(27)%	$357.0	$679.0	(47)%	(47)%
Adjusted EBITDA margin(3)	9.4%	11.4%			7.6%	12.6%

Adjusted net income(3)	$48.0	$98.6	(51)%		$89.1	$350.8	(75)%

Weighted average shares outstanding, basic	227.2	225.7			226.9	225.3
Weighted average shares outstanding, diluted(4)	227.7	227.5			227.4	228.3
(Loss) earnings per share, basic	$(0.15)	$0.11			$(0.46)	$0.74
(Loss) earnings per share, diluted	$(0.15)	$0.11			$(0.46)	$0.73
Adjusted earnings per share, diluted(3)(4)	$0.21	$0.43			$0.39	$1.54
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net (loss) income to Adjusted EBITDA and (ii) Net (loss) income to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted (loss) earnings per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

October 30, 2023

Third Quarter Results (unaudited)
Revenue
Revenue of $2.3 billion decreased $229.1 million or 9% compared to the three months ended September 30, 2022, primarily driven by the Americas, which decreased 13%. This decline was principally driven by decreases in Leasing and Capital markets revenue of 16% and 33%, respectively, as a challenging macroeconomic environment and interest rate uncertainty continue to adversely affect commercial real estate transaction volumes and delay occupier decision making. Valuation and other declined 17% as a result of lower activity in our valuation business, stemming from the slowdown in transactions. In addition, we experienced unfavorable movements in foreign currency of $10.2 million compared to the third quarter of 2022 as a result of a stronger USD.
Costs of services
Costs of services of $1.9 billion decreased $170.8 million or 8% compared to the three months ended September 30, 2022. Cost of services provided to clients decreased 10% principally due to lower commissions as a result of lower brokerage revenue. Cost of gross contract reimbursables decreased 5% driven by changes in client mix.
Operating, administrative and other
Operating, administrative and other expenses of $300.9 million decreased $14.7 million or 5% compared to the three months ended September 30, 2022, primarily driven by lower consulting and insurance expenses, as well as our cost savings initiatives.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $9.2 million increased $8.6 million compared to the three months ended September 30, 2022. This increase principally reflects the increase in severance and employment-related costs as a result of cost savings initiatives actioned in 2023, including a reduction in headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as impairment charges related to property lease rationalizations.
Interest expense, net of interest income
Interest expense of $89.5 million increased $39.1 million or 78% compared to the three months ended September 30, 2022, primarily related to a loss on debt extinguishment of $25.0 million as well as $4.0 million of new transaction costs expensed in the third quarter of 2023 in connection with the August 2023 refinancing of a portion of the borrowings under our 2018 Credit Agreement (see Note 9: Long-Term Debt and Other Borrowings in the Notes to the Condensed Consolidated Financial Statements for further information). The increase in interest expense was also partially driven by higher variable interest rates on our debt compared to the prior period.
Earnings from equity method investments
Earnings from equity method investments of $16.6 million decreased $3.4 million compared to the three months ended September 30, 2022, primarily due to a decline in earnings recognized from our equity method investment with Greystone due to lower transaction volumes as a result of tighter lending conditions.
Other expense, net
Other expense of $2.0 million decreased $29.6 million or 94% compared to the three months ended September 30, 2022, principally driven by lower net unrealized losses on our fair value investments, primarily related to our investment in WeWork.
Provision for income taxes
Provision for income taxes for the third quarter of 2023 was $16.6 million on a loss before income taxes of $17.3 million. For the third quarter of 2022, the provision for income taxes was $26.2 million on earnings before income taxes of $50.1 million. The negative effective tax rate for the three months ended September 30, 2023 was principally driven by the increase in the valuation allowance the Company has placed on a portion of our deferred tax assets. Additionally, the decrease in income tax expense was driven by lower earnings and the utilization of net operating losses and foreign tax credits in 2023.

October 30, 2023

Net loss (income) and Adjusted EBITDA
Net loss of $33.9 million decreased $57.8 million compared to net income of $23.9 million in the three months ended September 30, 2022, principally driven by declines in our Leasing, Capital markets and Valuation and other service lines. A loss on debt extinguishment, estimated losses accrued during the current period related to certain legal matters (see Note 10: Commitments and Contingencies in the Notes to the Condensed Consolidated Financial Statements) and lower earnings from our Greystone equity method investment also contributed to the decline from the prior period. These trends were partially offset by our cost savings initiatives.
Adjusted EBITDA of $150.0 million decreased by $51.9 million or 26%, driven by the same factors impacting Net income discussed above, with the exception of the loss on debt extinguishment and estimated losses accrued during the current period related to certain legal matters.

Year-to-Date Results (unaudited)
Revenue
Revenue of $6.9 billion decreased $517.4 million or 7% compared to the nine months ended September 30, 2022, primarily driven by the Americas, which decreased 9%. This decline was principally driven by decreases in Leasing and Capital markets revenue of 19% and 44%, respectively, as a challenging macroeconomic environment and interest rate uncertainty continue to adversely affect commercial real estate transaction volumes and delay occupier decision making. Valuation and other also declined 15% as a result of lower activity in our valuation business stemming from the slowdown in transactions. In addition, we experienced unfavorable movements in foreign currency of $36.1 million compared to the nine months ended September 30, 2022 as a result of a stronger USD. Partially offsetting these trends was the continued growth of our Property, facilities and project management service line, namely our property management and facilities management businesses, and Gross contract reimbursables revenue, which were up 3% and 8%, respectively.
Costs of services
Costs of services of $5.8 billion decreased $223.1 million or 4% compared to the nine months ended September 30, 2022. Cost of services provided to clients decreased 10% principally due to lower commissions as a result of lower brokerage revenue. Cost of gross contract reimbursables increased 8% driven by the continued growth in our Property, facilities and project management service line and cost inflation. Total costs of services as a percentage of total revenue were 83% for the nine months ended September 30, 2023 compared to 80% for the nine months ended September 30, 2022 due to business mix and cost inflation.
Operating, administrative and other
Operating, administrative and other expenses of $945.7 million increased $19.2 million or 2% compared to the nine months ended September 30, 2022, primarily driven by higher employment costs, including accelerated stock-based compensation expense associated with our CEO transition and incentive compensation recorded in the first half of the year to align with actual bonus payments, partially offset by our cost savings initiatives. Operating, administrative and other costs as a percentage of total revenue were 14% for the nine months ended September 30, 2023 compared to 12% for the nine months ended September 30, 2022.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $23.4 million increased $20.3 million compared to the nine months ended September 30, 2022. This increase principally reflects the increase in severance and employment-related costs and impairment charges as a result of cost savings initiatives actioned in 2023, including a reduction in headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as impairment charges related to property lease rationalizations.
Interest expense, net of interest income
Interest expense of $224.2 million increased $84.5 million or 60% compared to the nine months ended September 30, 2022, primarily related to an aggregate loss on debt extinguishment of $41.9 million as well as $8.7 million of new transaction costs expensed in 2023 in connection with the refinancing of a portion of the borrowings under our 2018 Credit Agreement in January and August 2023 (see Note 9: Long-Term Debt and Other Borrowings in the Notes to the Condensed Consolidated Financial Statements for further information). The increase in interest expense was also partially driven by higher variable interest rates on our debt compared to 2022.

October 30, 2023

Earnings from equity method investments
Earnings from equity method investments of $41.3 million decreased $13.1 million compared to the nine months ended September 30, 2022, primarily due to a decline in earnings recognized from our equity method investment with Greystone due to lower transaction volumes as a result of tighter lending conditions.
Other expense, net
Other expense of $12.8 million decreased $76.7 million or 86% compared to the nine months ended September 30, 2022, principally driven by lower net unrealized losses on our fair value investments, primarily related to our investment in WeWork. In addition, the Company recognized a loss of $13.8 million in the first quarter of 2022 related to the disposal of our operations in Russia.
Provision for income taxes
Provision for income taxes for the nine months ended September 30, 2023 was $5.1 million on a loss before income taxes of $100.1 million. For the nine months ended September 30, 2022, the provision for income taxes was $82.6 million on earnings before income taxes of $249.2 million. The negative effective tax rate for the nine months ended September 30, 2023 was principally driven by the increase in the valuation allowance the Company has placed on a portion of our deferred tax assets. Additionally, the decrease in income tax expense was driven by lower earnings and the utilization of net operating losses and foreign tax credits in 2023.
Net (loss) income and Adjusted EBITDA
Net loss of $105.2 million decreased $271.8 million compared to net income of $166.6 million in the nine months ended September 30, 2022, principally driven by declines in our Leasing, Capital markets and Valuation and other service lines. An aggregate loss on debt extinguishment, estimated losses accrued during the current period related to certain legal matters (see Note 10: Commitments and Contingencies in the Notes to the Condensed Consolidated Financial Statements) and lower earnings from our Greystone equity method investment also contributed to the year over year decline. These trends were partially offset by our cost savings initiatives.
Adjusted EBITDA of $357.0 million decreased $322.0 million or 47%, driven by the same factors impacting Net loss above, with the exception of the aggregate loss on debt extinguishment and estimated losses accrued during the current period related to certain legal matters. Adjusted EBITDA margin, measured against service line fee revenue, of 7.6% for the nine months ended September 30, 2023 decreased from 12.6% in the nine months ended September 30, 2022.

Balance Sheet
Liquidity at the end of the third quarter was $1.7 billion, consisting of availability on the Company's undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Net debt as of September 30, 2023 was $2.6 billion including the Company's outstanding term loan of $2.2 billion and senior secured notes totaling $1.0 billion, net of cash and cash equivalents of $0.6 billion. See the Use of Non-GAAP Financial Measures section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP measure.

Conference Call
The Company’s Third Quarter 2023 Earnings Conference Call will be held today, October 30, 2023, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-844-825-9789 for U.S. callers and 1-412-317-5180 for international callers. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Investor Relations section of the Company's website at http://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in over 400 offices and approximately 60 countries. In 2022, the firm reported revenue of $10.1 billion across its core services of Property, facilities and project management, Leasing, Capital markets, and Valuation and other services. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), Environmental, Social and Governance (ESG) and more. For additional information, visit www.cushmanwakefield.com.

October 30, 2023

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain members of our senior management and qualified revenue producing employees; social, political and economic risks globally as well as foreign currency volatility; the inability of our acquisitions and joint ventures to perform as expected and the unavailability of similar future opportunities; our ability to preserve, grow and leverage the value of our brand; the concentration of business with corporate clients; our ability to appropriately address actual or perceived conflicts of interest; our ability to maintain and execute information technology strategies, maintain the security of our information and adapt to changes in technology; interruption or failure of our information technology, communications systems or data services; our vulnerability to material breaches related to our information technology; our ability to comply with current and future data privacy regulations and other confidentiality obligations; the extent to which natural disasters, global health crises, building defects, terrorist attacks and mass shootings may disrupt our ability to manage client properties; the potential impairment of our goodwill and other intangible assets; our ability to comply with new laws or regulations or changes in existing laws or regulations and to make correct determinations in complex tax regimes; our ability to execute on our strategy for operational efficiency; the seasonality of significant portions of our revenue and cash flow; the failure of third parties to comply with contract, regulatory or legal requirements; risks associated with the effects of climate change and ability to achieve our sustainability goals; the possibility that we may be subject to environmental liability as a result of our role as a real estate services provider; our ability to compete globally, regionally and locally; the ability of our principal shareholders to exert significant influence over us; the effects from either us or our existing shareholders selling a large number of ordinary shares in the market; our intention or ability to pay cash dividends on our ordinary shares; uncertainties related to the timing and amount of any potential share repurchases; the operating and financial restrictions that our 2018 Credit Agreement, the indenture governing the 2020 Notes and the indenture governing the 2023 Notes impose on us and the possibility that in an event of default all of our borrowings may become immediately payable; our substantial indebtedness; the potential that we may incur more debt; our ability to generate sufficient cash flow from operations to satisfy our debt service obligations; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; and the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2022 and in its other periodic reports filed with the Securities and Exchange Commission (the “SEC”).

October 30, 2023

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	2023	2022
Revenue	$2,286.0	$2,515.1	$6,941.3	$7,458.7
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	1,882.1	2,052.9	5,767.8	5,990.9
Operating, administrative and other	300.9	315.6	945.7	926.5
Depreciation and amortization	36.2	33.9	108.8	114.2
Restructuring, impairment and related charges	9.2	0.6	23.4	3.1
Total costs and expenses	2,228.4	2,403.0	6,845.7	7,034.7
Operating income	57.6	112.1	95.6	424.0
Interest expense, net of interest income	(89.5)	(50.4)	(224.2)	(139.7)
Earnings from equity method investments	16.6	20.0	41.3	54.4
Other expense, net	(2.0)	(31.6)	(12.8)	(89.5)
(Loss) earnings before income taxes	(17.3)	50.1	(100.1)	249.2
Provision for income taxes	16.6	26.2	5.1	82.6
Net (loss) income	$(33.9)	$23.9	$(105.2)	$166.6

Basic (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, basic	$(0.15)	$0.11	$(0.46)	$0.74
Weighted average shares outstanding for basic (loss) earnings per share	227.2	225.7	226.9	225.3
Diluted (loss) earnings per share:
(Loss) earnings per share attributable to common shareholders, diluted	$(0.15)	$0.11	$(0.46)	$0.73
Weighted average shares outstanding for diluted (loss) earnings per share	227.2	227.5	226.9	228.3

October 30, 2023

Cushman & Wakefield plc
Condensed Consolidated Balance Sheets

	As of
(in millions, except per share data)	September 30, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$588.2	$644.5
Trade and other receivables, net of allowance of $82.2 and $88.2, as of September 30, 2023 and December 31, 2022, respectively	1,359.6	1,462.4
Income tax receivable	113.7	55.4
Short-term contract assets, net	343.5	358.2
Prepaid expenses and other current assets	213.2	246.3
Total current assets	2,618.2	2,766.8
Property and equipment, net	160.3	172.6
Goodwill	2,052.4	2,065.5
Intangible assets, net	822.8	874.5
Equity method investments	693.5	677.3
Deferred tax assets	74.7	58.6
Non-current operating lease assets	327.6	358.0
Other non-current assets	832.9	976.0
Total assets	$7,582.4	$7,949.3

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$118.9	$49.8
Accounts payable and accrued expenses	1,113.5	1,199.0
Accrued compensation	751.4	916.5
Income tax payable	7.0	33.1
Other current liabilities	226.3	192.0
Total current liabilities	2,217.1	2,390.4
Long-term debt, net	3,125.2	3,211.7
Deferred tax liabilities	96.5	57.2
Non-current operating lease liabilities	305.6	334.6
Other non-current liabilities	266.5	293.3
Total liabilities	6,010.9	6,287.2

Shareholders' equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 227,185,389 and 225,780,535 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	22.7	22.6
Additional paid-in capital	2,943.9	2,911.5
Accumulated deficit	(1,187.0)	(1,081.8)
Accumulated other comprehensive loss	(208.6)	(191.0)
Total equity attributable to the Company	1,571.0	1,661.3
Non-controlling interests	0.5	0.8
Total equity	1,571.5	1,662.1
Total liabilities and shareholders' equity	$7,582.4	$7,949.3

October 30, 2023

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in millions)	2023	2022
Cash flows from operating activities
Net (loss) income	$(105.2)	$166.6
Reconciliation of net (loss) income to net cash used in operating activities:
Depreciation and amortization	108.8	114.2
Impairment charges	4.5	—
Unrealized foreign exchange gain	(6.0)	(13.0)
Stock-based compensation	39.9	30.2
Lease amortization	71.6	73.0
Loss on debt extinguishment	19.3	—
Amortization of debt issuance costs	5.8	5.2
Earnings from equity method investments, net of dividends received	(22.7)	(31.1)
Change in deferred taxes	13.0	(46.3)
Provision for loss on receivables and other assets	4.8	17.8
Loss on disposal of business	1.3	14.0
Unrealized loss on equity securities, net	22.9	82.3
Other operating activities, net	16.0	(7.5)
Changes in assets and liabilities:
Trade and other receivables	150.5	(187.7)
Income taxes payable	(84.9)	(78.7)
Short-term contract assets and Prepaid expenses and other current assets	36.0	(90.1)
Other non-current assets	(32.6)	(124.2)
Accounts payable and accrued expenses	(81.4)	25.6
Accrued compensation	(164.9)	(92.4)
Other current and non-current liabilities	(46.9)	(52.5)
Net cash used in operating activities	(50.2)	(194.6)
Cash flows from investing activities
Payment for property and equipment	(34.8)	(44.4)
Acquisitions of businesses, net of cash acquired	—	(31.6)
Investments in equity securities and equity method joint ventures	(6.5)	(22.8)
Return of beneficial interest in a securitization	(210.0)	(80.0)
Collection on beneficial interest in a securitization	330.0	80.0
Other investing activities, net	1.5	(8.9)
Net cash provided by (used in) investing activities	80.2	(107.7)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(7.7)	(27.1)
Payment of deferred and contingent consideration	(13.8)	(4.3)
Proceeds from borrowings	2,400.0	—
Repayment of borrowings	(2,402.5)	(20.0)
Debt issuance costs	(65.4)	—
Payment of finance lease liabilities	(19.8)	(12.3)
Other financing activities, net	2.1	2.7
Net cash used in financing activities	(107.1)	(61.0)

Change in cash, cash equivalents and restricted cash	(77.1)	(363.3)
Cash, cash equivalents and restricted cash, beginning of the period	719.0	890.3
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(6.6)	(37.2)
Cash, cash equivalents and restricted cash, end of the period	$635.3	$489.8

October 30, 2023

Segment Results
The following tables summarize our results of operations for our operating segments for the three and nine months ended September 30, 2023 and 2022.

Americas Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2023	2022	% Change in USD	% Change in Local Currency	2023	2022	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$611.7	$618.1	(1)%	(1)%	$1,869.1	$1,814.3	3%	3%
Leasing	341.1	424.8	(20)%	(20)%	981.8	1,239.1	(21)%	(21)%
Capital markets	136.2	222.8	(39)%	(39)%	418.4	773.1	(46)%	(46)%
Valuation and other	31.2	47.9	(35)%	(34)%	103.1	148.3	(30)%	(30)%
Total service line fee revenue(1)	1,120.2	1,313.6	(15)%	(15)%	3,372.4	3,974.8	(15)%	(15)%
Gross contract reimbursables(2)	581.7	645.9	(10)%	(10)%	1,886.6	1,781.4	6%	6%
Total revenue	$1,701.9	$1,959.5	(13)%	(13)%	$5,259.0	$5,756.2	(9)%	(9)%

Costs and expenses:
Americas Fee-based operating expenses	$1,017.2	$1,164.6	(13)%	(13)%	$3,110.4	$3,471.0	(10)%	(10)%
Cost of gross contract reimbursables	581.7	645.9	(10)%	(10)%	1,886.6	1,781.4	6%	6%
Segment operating expenses	$1,598.9	$1,810.5	(12)%	(12)%	$4,997.0	$5,252.4	(5)%	(5)%

Net income (loss)	$20.8	$24.4	(15)%	n.m.	$(10.1)	$156.8	n.m.	n.m.

Adjusted EBITDA	$117.4	$165.6	(29)%	(30)%	$290.4	$552.1	(47)%	(47)%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

October 30, 2023

EMEA Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2023	2022	% Change in USD	% Change in Local Currency	2023	2022	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$98.9	$88.2	12%	4%	$280.0	$277.1	1%	0%
Leasing	54.0	52.4	3%	(5)%	148.5	166.0	(11)%	(12)%
Capital markets	20.8	28.0	(26)%	(32)%	52.4	102.3	(49)%	(49)%
Valuation and other	39.1	39.7	(2)%	(8)%	122.9	126.9	(3)%	(3)%
Total service line fee revenue(1)	212.8	208.3	2%	(5)%	603.8	672.3	(10)%	(11)%
Gross contract reimbursables(2)	29.1	23.7	23%	13%	83.2	69.3	20%	18%
Total revenue	$241.9	$232.0	4%	(4)%	$687.0	$741.6	(7)%	(8)%

Costs and expenses:
EMEA Fee-based operating expenses	$191.9	$186.7	3%	(5)%	$568.9	$601.1	(5)%	(6)%
Cost of gross contract reimbursables	29.1	23.7	23%	13%	83.2	69.3	20%	18%
Segment operating expenses	$221.0	$210.4	5%	(3)%	$652.1	$670.4	(3)%	(4)%

Net (loss) income	$(36.0)	$5.2	n.m.	n.m.	$(65.5)	$5.3	n.m.	n.m.

Adjusted EBITDA	$16.6	$24.8	(33)%	(39)%	$31.4	$76.7	(59)%	(61)%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions) (unaudited)	2023	2022	% Change in USD	% Change in Local Currency	2023	2022	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$168.2	$172.2	(2)%	(2)%	$515.6	$496.6	4%	6%
Leasing	40.6	41.2	(1)%	2%	109.7	120.9	(9)%	(4)%
Capital markets	19.3	12.4	56%	60%	40.2	44.1	(9)%	(4)%
Valuation and other	27.0	29.2	(8)%	(4)%	83.3	89.4	(7)%	(2)%
Total service line fee revenue(1)	255.1	255.0	0%	2%	748.8	751.0	0%	3%
Gross contract reimbursables(2)	87.1	68.6	27%	32%	246.5	209.9	17%	24%
Total revenue	$342.2	$323.6	6%	8%	$995.3	$960.9	4%	7%

Costs and expenses:
APAC Fee-based operating expenses	$243.7	$245.0	(1)%	1%	$730.6	$706.8	3%	6%
Cost of gross contract reimbursables	87.1	68.6	27%	32%	246.5	209.9	17%	24%
Segment operating expenses	$330.8	$313.6	5%	8%	$977.1	$916.7	7%	10%

Net (loss) income	$(18.7)	$(5.7)	n.m.	n.m.	$(29.6)	$4.5	n.m.	n.m.

Adjusted EBITDA	$16.0	$11.5	39%	44%	$35.2	$50.2	(30)%	(26)%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

October 30, 2023

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share;
iv.Local currency; and
v.Net debt.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables.
We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, financing and other facility fees, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, depreciation and amortization related to merger and acquisition activity and other non-recurring items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share (“EPS”) as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.

October 30, 2023

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
The interim financial information for the three and nine months ended September 30, 2023 and 2022 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2022 in the Company's 2022 Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

October 30, 2023

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net (loss) income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2023	2022	2023	2022
Net (loss) income	$(33.9)	$23.9	$(105.2)	$166.6
Add/(less):
Depreciation and amortization	36.2	33.9	108.8	114.2
Interest expense, net of interest income	89.5	50.4	224.2	139.7
Provision for income taxes	16.6	26.2	5.1	82.6
Unrealized loss on investments, net(1)	4.0	33.5	22.9	82.3
Integration and other costs related to merger(2)	2.4	3.3	6.8	11.1
Pre-IPO stock-based compensation	—	0.8	—	2.5
Acquisition related costs and efficiency initiatives(3)	—	19.2	11.7	54.2
Cost savings initiatives(4)	14.2	—	41.4	—
CEO transition costs(5)	3.2	—	5.5	—
Servicing liability fees and amortization(6)	0.7	6.3	12.3	6.9
Legal and compliance matters(7)	14.1	—	14.1	—
Other(8)	3.0	4.4	9.4	18.9
Adjusted EBITDA	$150.0	$201.9	$357.0	$679.0
(1) Represents net unrealized losses on fair value investments during the three and nine months ended September 30, 2023 and 2022, primarily related to our investment in WeWork.
(2) Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
(3) Includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives which include significant company-wide changes to realign our organization to allow the Company to be a more agile partner to its clients, and vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.
(4) Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to 2023 actions to reduce headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as property lease rationalizations.
(5) CEO transition costs reflect accelerated stock-based compensation expense associated with stock awards granted to John Forrester, the Company’s former Chief Executive Officer who stepped down from that position as of June 30, 2023, but remains employed by the Company as a Strategic Advisor. The requisite service period under the applicable award agreements will be satisfied upon Mr. Forrester’s planned retirement from the Company on December 31, 2023. In addition, this includes Mr. Forrester’s salary and bonus accruals for the third quarter of 2023. We believe the accelerated expense for these stock awards, salary and bonus accruals are similar in nature to one-time severance benefits and are not normal, recurring operating expenses necessary to operate the business.
(6) Servicing liability fees and amortization primarily reflects the additional non-cash servicing liability fee of $11.3 million and $5.0 million accrued in connection with the A/R Securitization amendments during the nine months ended September 30, 2023 and 2022, respectively. The liability will be amortized through June 2026.
(7) The Company recorded estimated losses of $14.1 million during the period ended September 30, 2023 for certain legal matters related to prior periods for which the liability became probable and estimable in the third quarter of 2023 (see Note 10: Commitments and Contingencies in the Notes to the Condensed Consolidated Financial Statements). We excluded losses from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.
(8) For the nine months ended September 30, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects and a loss on sale of investments. For the nine months ended September 30, 2022, Other includes a loss of $13.8 million related to the disposal of operations in Russia, as well as COVID-19 related costs.

October 30, 2023

Reconciliation of Net (loss) income to Adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data) (unaudited)	2023	2022	2023	2022
Net (loss) income	$(33.9)	$23.9	$(105.2)	$166.6
Add/(less):
Merger and acquisition related depreciation and amortization	16.9	17.5	52.7	55.5
Unrealized loss on investments, net	4.0	33.5	22.9	82.3
Financing and other facility fees(1)	29.0	—	50.6	—
Integration and other costs related to merger	2.4	3.3	6.8	11.1
Pre-IPO stock-based compensation	—	0.8	—	2.5
Acquisition related costs and efficiency initiatives	—	19.2	11.7	54.2
Cost savings initiatives	14.2	—	41.4	—
CEO transition costs	3.2	—	5.5	—
Servicing liability fees and amortization	0.7	6.3	12.3	6.9
Legal and compliance matters	14.1	—	14.1	—
Other	3.0	4.4	9.4	18.9
Income tax adjustments(2)	(5.6)	(10.3)	(33.1)	(47.2)
Adjusted net income	$48.0	$98.6	$89.1	$350.8
Weighted average shares outstanding, basic	227.2	225.7	226.9	225.3
Weighted average shares outstanding, diluted(3)	227.7	227.5	227.4	228.3
Adjusted earnings per share, basic	$0.21	$0.44	$0.39	$1.56
Adjusted earnings per share, diluted	$0.21	$0.43	$0.39	$1.54
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement in January and August 2023, including a loss on debt extinguishment of $41.9 million, consisting of unamortized deferred financing costs and certain new transaction costs paid to creditors, as well as $8.7 million of new transaction costs expensed directly in 2023.
(2) Reflective of management's estimation of an adjusted effective tax rate (adjusted for certain items) of 32% and 30% for the three and nine months ended September 30, 2023, respectively, and 27% for both the three and nine months ended September 30, 2022.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 0.5 million and 0.5 million for the three and nine months ended September 30, 2023, respectively, and dilutive shares of 1.8 million and 3.0 million for the three and nine months ended September 30, 2022, respectively.

October 30, 2023

Summary of Total costs and expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2023	2022	2023	2022
Americas Fee-based operating expenses	$1,017.2	$1,164.6	$3,110.4	$3,471.0
EMEA Fee-based operating expenses	191.9	186.7	568.9	601.1
APAC Fee-based operating expenses	243.7	245.0	730.6	706.8
Cost of gross contract reimbursables	697.9	738.2	2,216.3	2,060.6
Segment operating expenses	2,150.7	2,334.5	6,626.2	6,839.5
Depreciation and amortization	36.2	33.9	108.8	114.2
Integration and other costs related to merger(1)	2.4	3.3	6.8	11.1
Pre-IPO stock-based compensation	—	0.8	—	2.5
Acquisition related costs and efficiency initiatives(2)	—	19.2	11.7	54.2
Cost savings initiatives(3)	14.2	—	41.4	—
CEO transition costs(4)	3.2	—	5.5	—
Servicing liability fees and amortization(5)	0.7	6.3	12.3	6.9
Legal and compliance matters(6)	14.1	—	14.1	—
Other, including foreign currency movements(7)	6.9	5.0	18.9	6.3
Total costs and expenses	$2,228.4	$2,403.0	$6,845.7	$7,034.7
(1) Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related broker retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
(2) Includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives which include significant company-wide changes to realign our organization to allow the Company to be a more agile partner to its clients, and vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.
(3) Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs actioned in 2023 to reduce headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as property lease rationalizations.
(4) CEO transition costs reflect accelerated stock-based compensation expense associated with stock awards granted to John Forrester, the Company’s former Chief Executive Officer who stepped down from that position as of June 30, 2023, but remains employed by the Company as a Strategic Advisor. The requisite service period under the applicable award agreements will be satisfied upon Mr. Forrester’s planned retirement from the Company on December 31, 2023. In addition, this includes Mr. Forrester’s salary and bonus accruals for the third quarter of 2023. We believe the accelerated expense for these stock awards, salary and bonus accruals are similar in nature to one-time severance benefits and are not normal, recurring operating expenses necessary to operate the business.
(5) Servicing liability fees and amortization primarily reflects the additional non-cash servicing liability fee of $11.3 million and $5.0 million accrued in connection with the A/R Securitization amendments during the nine months ended September 30, 2023 and 2022, respectively. The liability will be amortized through June 2026.
(6) The Company recorded estimated losses of $14.1 million during the period ended September 30, 2023 for certain legal matters related to prior periods for which the liability became probable and estimable in the third quarter of 2023 (see Note 10: Commitments and Contingencies in the Notes to the Condensed Consolidated Financial Statements). We excluded losses from the calculation of Fee-based operating expenses and Segment operating expenses to improve the comparability of our operating results for the current period to prior and future periods.
(7) For the nine months ended September 30, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects and the effects of movements in foreign currency. For the nine months ended September 30, 2022, Other includes COVID-19 related costs and the effects of movements in foreign currency.